A special meeting of shareholders was held on February 12, 2016. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.
	# of Votes	% of Votes
Elizabeth S. Acton
Affirmative	2,021,662,877.81	93.615
Withheld	137,888,102.24	6.385
TOTAL	2,159,550,980.05	100.000
John Engler
Affirmative	2,027,934,398.73	93.906
Withheld	131,616,581.32	6.094
TOTAL	2,159,550,980.05	100.000
Albert R. Gamper, Jr.
Affirmative	2,024,295,603.85	93.737
Withheld	135,255,376.20	6.263
TOTAL	2,159,550,980.05	100.000
Robert F. Gartland
Affirmative	2,028,178,878.33	93.917
Withheld	131,372,101.72	6.083
TOTAL	2,159,550,980.05	100.000
Abigail P. Johnson
Affirmative	2,025,187,275.80	93.779
Withheld	134,363,704.25	6.221
TOTAL	2,159,550,980.05	100.000
Arthur E. Johnson
Affirmative	2,023,884,564.15	93.718
Withheld	135,666,415.90	6.282
TOTAL	2,159,550,980.05	100.000
Michael E. Kenneally
Affirmative	2,022,752,237.61	93.666
Withheld	136,798,742.44	6.334
TOTAL	2,159,550,980.05	100.000
James H. Keyes
Affirmative	2,022,607,431.34	93.659
Withheld	136,943,548.71	6.341
TOTAL	2,159,550,980.05	100.000
Marie L. Knowles
Affirmative	2,025,200,563.18	93.779
Withheld	134,350,416.87	6.221
TOTAL	2,159,550,980.05	100.000
Geoffrey A. von Kuhn
Affirmative	2,024,269,840.48	93.736
Withheld	135,281,139.57	6.264
TOTAL	2,159,550,980.05	100.000
Proposal 1 reflects trust wide proposal and voting results.